Exhibit 12.1

KING, HOLMES, PATERNO & SORIANO LLP

ATTORNEYS AT LAW

1900 AVENUE OF THE STARS, TWENTY-FIFTH FLOOR

LOS ANGELES, CALIFORNIA 90067-4506

Telephone (310) 282-8989

Facsimile (310) 282-8903

April 14, 2017

Chino Commercial Bancorp

14245 Pipeline Avenue

Chino, California 91710

Re:	Chino Commercial Bancorp: Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to Chino Commercial Bancorp, a California corporation (the “Company”), in connection with the preparation and filing of the “Tier 1” Regulation A Offering Statement on Form 1-A (the “Offering Statement”) by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and the regulations promulgated thereunder.

The Offering Statement relates to (i) the proposed issuance by the Company of up to 323,277 shares of the Company’s common stock, no par value (the “Shares”), and (ii) the subscription rights (the “Rights”) which will entitle holders of record of the shares of the Company’s common stock as of a specified record date to subscribe for the Shares on a Rights basis (the “Rights Offering”) as described in the offering circular which is included in the Offering Statement (the “Offering Circular”).

In rendering this opinion, we have examined: (i) the Articles of Incorporation and Bylaws of the Company; (ii) certain resolutions of the Board of Directors evidencing the corporate proceedings taken by the Company with respect to the Rights Offering and to authorize the issuance of the Rights and the Shares, and (iii) such other documents as we have deemed appropriate or necessary as a basis for the opinion hereinafter expressed.

In rendering the opinion expressed below, we assumed the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to us as copies, and the genuineness of all signatures.

Chino Commercial Bancorp

April 14, 2017

Based upon and subject to the foregoing, and such legal considerations as we deem relevant, we are of the opinion that:

1.      The Rights have been duly authorized by appropriate corporate action, and when issued, as contemplated by the Offering Circular, the Rights will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

2.      The Shares have been duly authorized by appropriate corporate action, and when issued and delivered against payment therefor upon due and proper exercise of the Rights or otherwise as contemplated by the Offering Circular, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is based solely on the present laws and applicable regulations of the State of California. We are members of the California State Bar, and, accordingly, express no opinion as to matters involving the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an Exhibit to the Offering Statement and to references made to this firm under the heading “Legal Matters” in the Offering Circular contained in the Offering Statement and all amendments thereto. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder. The opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

Sincerely, /s/ King, Holmes, Paterno & Soriano, LLP King, Holmes, Paterno & Soriano, LLP